Exhibit 99.1

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended
	December 31,
	2006	2005
INCOME STATEMENT
Total revenue	$803,014	$1,105,616
Home construction and land sales expenses	661,982	829,859
Inventory impairments and option project abandonments	119,923	2,927
Gross profit	21,109	272,830

Selling, general and administrative expenses	115,368	133,078
Operating income/(loss)	(94,259)	139,752
Equity in income/(loss) of unconsolidated joint ventures	(2,360)	352
Other income	1,993	4,103

Income/(loss) before income taxes	(94,626)	144,207
Income tax expense/(benefit)	(35,620)	54,294
Net income/(loss)	$(59,006)	$89,913

Net income/(loss) per common share:
Basic	$(1.54)	$2.20
Diluted	$(1.54)	$2.00

Weighted average shares outstanding, in thousands:
Basic	38,280	40,958
Diluted	38,280	45,607

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands)

	Quarter Ended
	December 31,
SUPPLEMENTAL FINANCIAL DATA:	2006	2005

Revenues
Homebuilding operations	$781,996	$1,073,427
Land and lot sales	12,667	24,955
Financial services	11,743	10,978
Intercompany elimination	(3,392)	(3,744)
Total revenues	$803,014	$1,105,616
Gross profit
Homebuilding operations	$5,302	$262,150
Land and lot sales	4,064	(298)
Financial services	11,743	10,978
Total Gross profit	$21,109	$272,830
Selling, general and administrative
Homebuilding operations	$106,855	$122,395
Financial services	8,513	10,683
Total selling, general and administrative	$115,368	$133,078

SELECTED SEGMENT INFORMATION
Revenue:
West region	$297,907	$368,592
Mid-Atlantic region	92,228	199,506
Florida region	91,245	145,581
Southeast region	155,129	176,933
Other homebuilding	158,154	207,770
Financial services	11,743	10,978
Intercompany elimination	(3,392)	(3,744)
Total revenue	$803,014	$1,105,616

Operating income/(loss)
West region	$(26,504)	$63,739
Mid-Atlantic region	(3,251)	49,501
Florida region	(28,493)	30,631
Southeast region	8,434	16,103
Other homebuilding	(15,708)	720
Financial services	3,230	295
Segment operating income/(loss)	62,292	160,989
Corporate and unallocated	(31,967)	(21,237)
Total operating income/(loss)	$(94,259)	$139,752